UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

MyECheck, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	000-51977	20-1884354
(State of other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

2600 E. Bidwell Street, Suite 140
Folsom, CA 95630
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (844) 693-2432

N/A

(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 29, 2014, MyECheck (the Company) closed a $5,000,000 line of credit with TCA Fund Management Group (TCA), a U.S. based investment management company that specializes in senior secured lending and advisory services to small and medium sized companies.

Under the terms of the agreement, the Company will draw down $550,000 at closing. The initial drawdown will accrue interest at a rate 11% annually and matures in nine months. Fees were $49,950 to TCA, primarily consisting of legal and due diligence fees. The Company also paid $22,000 plus 970,588 shares of restricted common stock to Meyers and Associates for broker fees related to the transaction.

As compensation to TCA for the $5,000,000 line of credit, TCA is entitled to $100,000 worth of MyECheck restricted common stock. The Company will issue 2,941,176 shares of restricted common stock to TCA now as security for the $100,000 stock obligation. The issued stock carries a redemption feature whereby should the value of the stock exceed $100,000; any shares above that threshold shall be returned to the Company.

Conversely, should the value of the stock go below $100,000, the company will issue additional shares to cover the discrepancy. At maturity, the actual number of shares issued to TCA, will be equal to $100,000 at the then current stock price. The Company has also agreed to set aside restricted common stock to be used as a reserve fund for the benefit of TCA and can only be made available to TCA should the Company go into default on the line of credit.

The credit facility is convertible to stock on a mutually acceptable and agreed-to basis. The conversion ratio is 80% of the current price at time of conversion. There is no prepayment penalty on any draw downs on the line of credit.

A press release outlining this transaction was released on October 30, 2014 and is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit
No.	Description
99.1	Press Release, dated October 30, 2014, by and between MyECheck, Inc. and TCA Fund Management Group

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MyECheck, Inc.

Date: October 30, 2014	By:	/s/ Bruce M. Smith
Bruce M. Smith
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description
99.1	Press Release, dated October 30, 2014, by and between MyECheck, Inc. and TCA Fund Management Group